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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              ___________________



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):  September 11, 1996


Vanguard Real Estate Fund II, A Sales-Commission-Free Income Properties Fund
- ----------------------------------------------------------------------------
(Exact name of the registrant as specified in its character)



Massachusetts                     0-17656                 23-2482429
- ----------------------------      -----------             -------------
(State of other jurisdiction      (Commission             (IRS Employer
of incorporation)                 File Number)            Identification No.)



Vanguard Financial Center, Malvern, PA                    19355
- ----------------------------------------                  ----------
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code (610) 669-1000
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                                     INDEX

Page No.
Cover Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -
Index . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ITEM
NO.

Item 1.  Change in Control of Registrant  . . . . . . . . . . . . . . . .  2
Item 2.  Acquisition or Disposition of Assets . . . . . . . . . . . . . .  2
Item 3.  Bankruptcy or Receivership . . . . . . . . . . . . . . . . . . .  2
Item 4.  Changes in Registrant's Certifying Accountant  . . . . . . . . .  2
Item 5.  Other Events . . . . . . . . . . . . . . . . . . . . . . . . .  2-3
Item 6.  Resignation of Registrant's Directors  . . . . . . . . . . . . .  3
Item 7.  Financial Statements and Exhibits  . . . . . . . . . . . . . . .  3
Item 8.  Change in Fiscal Year  . . . . . . . . . . . . . . . . . . . . .  3


Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4





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Item 1.  Change in Control of Registrant

         None

Item 2.  Acquisition or Disposition of Assets

         None

Item 3.  Bankruptcy or Receivership

         None

Item 4.  Changes in Registrant's Certifying Accountant

         None

Item 5.  Other Events

         On September 11, 1996, Vanguard Real Estate Fund II (the "Fund") completed the disposition of its remaining real estate investment, a limited partnership interest in Plymouth Street, L.P., and determined the timing of the Fund's final liquidation and dissolution pursuant to its previously reported plan of liquidation.

         The disposition of the Fund's limited partnership interest in Plymouth Street, L.P., a partnership that owns a single office property located in Mountain View, California, culminates a 1992 financing transaction secured by the Mountain View property. The disposition was structured as an assignment of the Fund's remaining limited partnership interest, principally representing the right to receive any remaining distributions in connection with the financing transaction, to the general partner in consideration of an immediate cash payment of $450,000. After legal fees and disposition fees due the Fund's adviser, the Fund expects to receive net sales proceeds of approximately $210,000, or $.03 per share.

         In the financing transaction, the partnership entered into a Loan Agreement and Option and Put Agreement with an unrelated party. Under the loan agreement, the partnership was scheduled to receive advances, secured by a non-recourse mortgage on the property, totaling $17.5 million over five years. Under the terms of the Option and Put Agreement, the Partnership has the right to require the lender to purchase the property, and the lender has the exclusive right to purchase the property, during defined periods in 1997 and 1998 for $19 million. Upon exercise of either the option or the put, the Fund would have received 50% of the proceeds in excess of the aggregate
$17.5 million in scheduled advances. As of this date, the Fund has received net proceeds from all of the scheduled advances due it, except for a $75,000 payment due in 1997, which in the aggregate exceed the carrying value of the investment by $1,864,000. Such excess has been recorded in the Fund's financial statements as deferred revenue. As a result of the assignment of the Fund's partnership interest and the resulting completion of the financing transaction, the Fund will recognize a gain of approximately $2,074,000, or $.32 per share, of which $1,864,000, or $.29 per share, represents realization of the previously recorded deferred revenue.

         Since the Mountain View investment represented the final remaining real estate asset in the Fund's investment portfolio, the Fund has also determined the timing of its final liquidation and dissolution pursuant to its previously reported plan of liquidation. On September 13, 1996, the Board of Trustees declared a liquidating distribution in the amount of $1.20 per share





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(principally representing the net proceeds from the sale of the Fund's Bayside investment completed in late August and the Mountain View transaction), payable on September 30, 1996 to shareholders of record on September 23, 1996. Since this liquidating distribution will constitute a distribution of substantially all of the Fund's remaining assets, the Fund has been advised by the American Stock Exchange that Monday, September 30, will be the last day of trading of the Fund's shares on the American Stock Exchange. The Fund intends to close its stock transfer books on September 30, though the Fund's transfer agent will accommodate transfers of Fund shares made through September 30. On or before October 31, 1996, the Fund intends to make a final distribution of all of its residual cash, net of provision for any contingent liabilities, to shareholders of record. This final distribution is currently expected to be approximately $0.10 per share.

Item 6.  Resignation of Registrant's Directors

         None

Item 7.  Financial Statements and Exhibits

         None

Item 8.  Change in Fiscal Year

         None





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  Vanguard Real Estate Fund II,
                                  A Sales-Commission-Free Income Properties Fund




DATE:________________                 BY:________________________________
                                          Ralph K. Packard
                                          Vice President & Controller